Exhibit 3.5

LONGWOOD GATHERING AND DISPOSAL SYSTEMS, LP

(A Texas Limited Partnership)

LIMITED PARTNERSHIP AGREEMENT

THE LIMITED PARTNER INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR OTHER APPLICABLE SECURITIES LAWS, AND THEY MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS AND THE RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	4

ARTICLE II ORGANIZATION	8
2.1. Formation	8
2.2. Term	8
2.3. Name	9
2.4. Offices and Registered Agent	9
2.5. Purposes	9
2.6. Filings	9
2.7. Partnership Property	9

ARTICLE III CAPITAL ACCOUNTS; CONTRIBUTIONS	9
3.1. Capital Accounts	9
3.2. Initial Capital Contributions	10
3.3. Additional Capital Contributions	10
3.4. Partner Loans	10
3.5. Priority	10

ARTICLE IV ALLOCATIONS	10
4.1. Allocations of Net Income or Net Loss	10
4.2. Special Allocations of Items of Income and Loss	11
4.3. Other Allocation Rules	12
4.4. Allocations of Taxable Income or Loss	12
4.5. Economic Terms to Prevail	13

ARTICLE V DISTRIBUTIONS	13
5.1. Available Cash from Operations	13
5.2. Distributions of Net Capital Proceeds	13
5.3. Withholding	13

ARTICLE VI TRANSFERS; ADDITIONAL INTERESTS	14
6.1. Transfers Prohibited	14
6.2. Permitted Transfers	14
6.3. Other Conditions	14
6.4. Recognition of Transfers	15
6.5. Substituted Limited Partners	15
6.6. Unadmitted Assignees	15
6.7. Death or Legal Incapacity	16
6.8. Additional Limited Partners	16

ARTICLE VII POWERS, RIGHTS AND DUTIES OF THE GENERAL PARTNER	16
7.1. Management of the Partnership	16
7.2. Restrictions on General Partner’s Activities	17
7.3. Certain Information	17
7.4. Reliance by Third Parties	17

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7.5. General Partner’s Time	18
7.6. Compensation and Fees; Expenses	18
7.7. Conflicting Interests	18
7.8. Limitation of Liability of General Partner and Affiliates	18
7.9. Indemnification of General Partner and Affiliates	18

ARTICLE VIII POWERS, RIGHTS AND DUTIES OF LIMITED PARTNERS	18
8.1. Limitation of Liability of Limited Partners	18
8.2. Participation in Management	19
8.3. Action of the Limited Partners; Meetings	19

ARTICLE IX BOOKS AND RECORDS; REPORTS; TAX MATTERS	19
9.1. Books and Records	19
9.2. Financial Reports	20
9.3. Tax Returns and Reports	20
9.4. Tax Matters Partner	20
9.5. Consistent Reporting; Tax Elections	20

ARTICLE X WITHDRAWAL, WINDING UP AND LIQUIDATION	21
10.1. Withdrawal of Limited Partner	21
10.2. Withdrawal of General Partner	21
10.4. Conversion of General Partner’s Interest	21
10.5. Liquidation	22

ARTICLE XI DISTRIBUTIONS ON LIQUIDATION	22
11.1. Liquidation and Termination	22
11.2. Compliance with Timing Requirements of Regulations	23
11.3. Deemed Distribution and Recontribution	23
11.4. Certificate of Termination	24

ARTICLE XII REPRESENTATIONS OF THE PARTNERS	24
12.1. Organization and Existence	24
12.2. Securities Laws	24
12.3. Pending or Threatened Litigation	25
12.4. ERISA	25
12.5. Survival; Indemnity	25

ARTICLE XIII POWER OF ATTORNEY	25
13.1. Grant of Power	25
13.2. Duration; Reliance	26

ARTICLE XIV MISCELLANEOUS	26
14.1. Notices	26
14.2. Facsimile Signatures	26
14.3. Offset	26
14.4. Construction	26
14.5. Counterparts	26

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14.6. Amendments to Agreement	27
14.7. Governing Law	27
14.8. Mergers	27
14.9. Binding Effect	27
14.10. Severability	28
14.11. Integration	28
14.12. Waivers	28
14.13. Further Assurances	28

SCHEDULE A	30

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AGREEMENT OF LIMITED PARTNERSHIP

OF

LONGWOOD GATHERING AND DISPOSAL SYSTEMS, LP

This Agreement of Limited Partnership (this “Agreement”) of Longwood Gathering and Disposal Systems, LP, a Texas limited partnership (the “Partnership”), is entered into as of the 31st day of August, 2006, among Longwood Gathering and Disposal Systems, Inc., a Texas corporation (the “General Partner”), and the Persons designated as Limited Partners on the signature page hereof. The General Partner shall take all necessary action to effect a change in its name to “Longwood Gathering and Disposal System GP, Inc.” to enable the Partnership to file its certificate of formation as a limited partnership with the Texas Secretary of State.

The parties to this Agreement, in consideration of their mutual agreements and other good and valuable consideration, agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise clearly required by the context, for purposes of this Agreement:

“Act” means the Texas Limited Partnership Law, as embodied in the Texas Business Organizations Code and any successor act, as same may be amended from time to time.

“Adjusted Capital Account” means, as of the end of each Fiscal Year, the balance in a Partner’s Capital Account (a) increased by (i) any additional Capital Contributions the Partner is, or pursuant to Treasury Regulations § 1.704-1(b)(2)(ii)(c) is treated as, unconditionally obligated to make, (ii) the amount of the Partner’s share of any “partnership minimum gain” (as defined in Treasury Regulations § 1.704-2(d)), and (iii) the amount of the Partner’s share of any “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations § 1.704-2(i)(2)), and (b) decreased by any adjustments, allocations or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted and applied consistently with Treasury Regulations § 1.704-1(b)(2)(ii)(d).

“Affiliate” means, with respect to a referenced Person, (a) any Person directly or indirectly owning, Controlling or holding with power to vote 10% or more of the outstanding voting interests of the referenced Person, (b) any Person 10% or more of whose outstanding voting interests are directly or indirectly owned, Controlled or held with power to vote by the referenced Person, (c) any Person directly or indirectly Controlling, Controlled by or under common Control with the referenced Person, and (d) any officer, director, manager or general partner of the referenced person or of any other Person referred to in clauses (a), (b) or (c) above.

“Agreement” has the meaning specified in the preamble, and includes all Schedules, Exhibits or Annexes referenced herein and attached hereto.

“Available Cash From Operations” means, as of a specified time, the amount of cash and cash equivalents, determined in accordance with GAAP, held by or for the Partnership in excess of amounts required, in the opinion of the General Partner, for (i) payment of Partnership liabilities in accordance with their terms, and (ii) Partnership reserves for working capital deficits, maintenance and repair of the Pipeline Assets, capital expenditures with respect to the Pipeline Assets and contingent and unforeseen liabilities of the Partnership.

“Bankruptcy” or “Bankrupt” means, with respect to a Person, (a) the making by the Person of a general assignment for the benefit of the Person’s creditors, the filing by the Person of any application or petition for the appointment of a trustee or receiver over the Person or any substantial part of the Person’s assets, or the commencement by the Person of any proceeding under any bankruptcy or reorganization statute or under any insolvency, dissolution or liquidation law; (b) the filing against the Person of any such application or petition, or the commencement of any such proceeding, that is not dismissed within ninety (90) days after the date of its filing or commencement; (c) the entry of an order for relief with respect to the Person in any bankruptcy or insolvency proceeding; (d) the Person’s written admission that it is unable to pay its debts as they become due; or (e) the entry of a charging order with respect to the Person’s Interest or the seizure or forced sale of all or part of the Person’s Interest by a creditor of the Person if not released or bonded out within thirty (30) days after the Person’s receipt of notice thereof.

“Book Basis” means, with respect to each Partnership asset, the asset’s adjusted basis for federal income tax purposes, except that: (a) the initial Book Basis of any asset contributed to the Partnership by a Partner shall be the asset’s value, as agreed among the Partners, on the date of contribution, (b) effective immediately before any Revaluation Event, the Book Basis of each Partnership asset (including any intangible asset) shall be adjusted to equal its then fair market value (as determined by the General Partner), (c) if the adjusted basis for federal income tax purposes of any Partnership asset is adjusted as a result of an election under Code § 754 to adjust the basis of Partnership assets in accordance with the provisions of Code §§ 734(b) or 743(b), the asset’s Book Basis shall be adjusted to the extent required by Treasury Regulations § 1.704-1(b)(2)(iv)(m), and (d) the Book Basis of any Partnership asset described in clause (a), (b) or (c) of this definition shall thereafter be reduced by cost recovery deductions computed in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(g)(3) in lieu of any depreciation, amortization or other cost recovery deductions otherwise allowable for federal income tax purposes.

“Capital Account” has the meaning specified in Section 3.1.

“Capital Contributions” means the amount of cash and the initial Book Basis of any other property contributed to the capital of the Partnership by a Partner or a Partner’s predecessors in interest.

“Certificate” means the certificate of formation for the Partnership filed with the Office of the Secretary of State of the State of Texas, as it may be amended and/or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended (including corresponding provisions of succeeding law).

“Control,” “Controlling” and “Controlled by” mean the ability to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Distribution Percentage” means the percentage set forth beside each Partner’s name on Schedule A under the heading “Distribution Percentages,” appropriately adjusted from time to time by the General Partner to reflect any changes in the Interests of the Partners after the effective date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Fiscal Year” means the calendar year (unless otherwise required by the Code), including any portion thereof for which items of income, gain, loss and deduction of the Partnership, determined for federal income tax purposes, are required to be determined with respect to one or more Partners.

“GAAP” means generally accepted United States accounting principles, consistently applied.

“General Partner” means, in the capacity as such, the Person specified in the preamble as such and any Person hereafter admitted to the Partnership as a general partner in accordance with this Agreement, but does not include any Person who has ceased to be a general partner of the Partnership.

“Income” means, each item of Partnership income and gain, as determined, recognized and classified for federal income tax purposes, adjusted as follows: (a) items of income and gain exempt from federal income tax shall be included in Income, (b) upon the occurrence of a Revaluation Event, any excess of the fair market value immediately before the event (as determined by the General Partner) of each Partnership asset (including intangible assets) over the Book Basis of the asset immediately before the event shall be treated as an item of Income and shall be allocated to the Capital Accounts of the Partners, (c) immediately before any distribution by the Partnership of any Partnership asset other than cash, any excess of the fair market value (as determined by the General Partner) of the asset over its Book Basis shall be treated as an item of Income and shall be allocated to the Capital Accounts of the Partners, and (d) gain recognized upon a sale, exchange or other disposition of any Partnership asset whose Book Basis differs from its adjusted tax basis shall be computed by reference to the asset’s Book Basis.

“Interest” means all of a Partner’s interests in the Partnership, including rights to distributions, allocations, information and reports, and, subject to restrictions on admission as a Partner herein, to vote, consent, approve or otherwise participate in the management of the Partnership.

“Limited Partner” means, in the capacity as such, any Person designated as a Limited Partner on the signature page hereof, and any Person hereafter admitted to the Partnership as a Limited Partner in accordance with this Agreement, but does not include any Person who has ceased to be a Limited Partner.

“Loss” means each item of Partnership loss and deduction, as determined, recognized and classified for federal income tax purposes, adjusted as follows: (a) expenditures described in Code § 705(a)(2)(B) or treated as so described pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(i) shall be included in Loss, (b) upon the occurrence of a Revaluation Event, any excess of the Book Basis immediately before the event of each Partnership asset (including intangible assets) over the fair market value immediately before the event (as determined by the General Partner) of the asset shall be treated as an item of Loss and shall be allocated to the Capital Accounts of the Partners, (c) immediately before any distribution by the Partnership of any Partnership asset other than cash, any excess of the Book Basis of the asset over its fair market value (as determined by the General Partner) shall be treated as an item of Loss and shall be allocated to the Capital Accounts of the Partners, (d) loss recognized upon a sale, exchange or other disposition of any Partnership asset whose Book Basis differs from its adjusted tax basis shall be computed by reference to the asset’s Book Basis, and (e) when the Book Basis of any Partnership asset differs from its adjusted tax basis, cost recovery deductions with respect to the asset computed in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(g)(3) shall be included in Loss in lieu of any depreciation or other cost recovery deductions otherwise allowable for federal income tax purposes.

“Majority Interest” means Limited Partners holding more than fifty percent (50%) of the Distribution Percentages held by all Limited Partners.

“Net Capital Proceeds” means the excess, if any, of (a) Partnership funds (including principal and interest payments received in connection with the transaction) resulting from any transaction by the Partnership that pursuant to GAAP would be considered capital in nature, including (i) the proceeds of a sale, financing, refinancing or other similar transaction with respect to all or any portion of the Pipeline Assets, (ii) the proceeds of any condemnation award, title insurance claim or casualty loss insurance claim to the extent not utilized to replace or repair the damaged or taken asset or applied in alleviation of any title defect, and (iii) amounts released from any Partnership reserve to the extent that the reserve had been funded with Net Capital Proceeds; over (b) the sum of the (i) actual out of pocket costs and expenses incurred by the Partnership in connection with the transaction, (ii) the amount of such funds applied in satisfaction of Partnership liabilities, and (iii) the amount of such funds added, in the discretion of the General Partner, to any Partnership reserve.

“Net Income” and “Net Loss” mean, for each Fiscal Year, the positive or negative difference, respectively, between all items of Income and Loss, exclusive of items of Income and Loss specially allocated to a Partner pursuant to Section 4.2.

“Partners” means, as required by the context, any one or more of the General Partner and the Limited Partners.

“Partnership” means the partnership evidenced by this Agreement, which partnership is intended to be a limited partnership following filing of the Certificate.

“Person” means any natural person, unincorporated organization or association, governmental agency or instrumentality, estate, trust, nominee, custodian, receiver or corporation, partnership, limited liability company or other entity.

“Pipeline Assets” means all (i) pipelines owned and/or operated by the Partnership for the gathering, transmission, or distribution of hydrocarbons; (ii) salt water disposal wells, pipelines and related facilities; and (iii) all real and personal property associated with any of the foregoing.

“Plan of Merger” has the meaning specified in Section 14.8.

“Regulatory Allocations” has the meaning specified in Section 4.2(i).

“Revaluation Event” means (unless otherwise determined by the General Partner) the occurrence of any of the following: (a) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution, (b) a distribution by the Partnership of more than a de minimis amount of money or property in consideration for an Interest, or (c) the “liquidation” of the Partnership within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g) (other than a deemed liquidation resulting from a termination under Treasury Regulations § 1.708-1(b)(1)(ii)).

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer,” “Transferred” or “Transferring” means a voluntary or involuntary (including by will or intestate succession) sale, exchange, assignment, mortgage, pledge, grant of a security interest or other disposition or encumbrance of an Interest, or the act thereof.

“Treasury Regulations” means temporary and final regulations promulgated under the Code by the United States Department of the Treasury (including corresponding provisions of succeeding regulations).

“Unreturned Capital Contributions” means any excess of a Partner’s aggregate Capital Contributions over the aggregate distributions made to the Partner pursuant to Sections 5.1(b), 5.2(b) and 5.2(c).

Certain other terms may be defined elsewhere in this Agreement for purposes of the particular Article or Section in which they are used.

ARTICLE II

ORGANIZATION

2.1. Formation. The Partners hereby form the Partnership pursuant to this Agreement and the Act. The General Partner shall file the Certificate with the Office of the Secretary of State of Texas as soon as reasonably practicable.

2.2. Term. The Partnership shall commence upon the execution of this Agreement by the Partners and shall continue until December 31, 2056, unless earlier wound up pursuant to Article X.

2.3. Name. The name of the Partnership is Longwood Gathering and Disposal Systems, LP. All Partnership business shall be conducted in that name or any other name selected by the General Partner, the use of which complies with applicable law.

2.4. Offices and Registered Agent. The address of the initial registered office of the Partnership in the State of Texas is 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, and the name of the initial registered agent of the Partnership at that address is Joseph Wm. Foran. The principal office of the Partnership in the United States shall be at such place as the General Partner may designate from time to time, which need not be in the State of Texas, and the Partnership shall maintain records there as required by Sections 3.151 and 153.551 of the Act. The General Partner shall give written notice to each Limited Partner of any change in the Partnership’s registered agent or registered or principal office.

2.5. Purposes. The purposes of the Partnership are to (a) carry on any lawful business, purpose or activity for which limited partnerships may be organized under the Act and (b) any other activities necessary, appropriate, incidental or related to any of the foregoing.

2.6. Filings. The General Partner shall effect a change in its name and shall execute and file the Certificate in accordance with the Act as soon as reasonably practicable and take any and all other actions necessary or appropriate to qualify the Partnership as a limited partnership under the laws of any jurisdiction in which the conduct of its business or the ownership of its assets require it to so qualify, including pursuant to any applicable assumed, trade or fictitious name statute.

2.7. Partnership Property. Unless otherwise agreed in writing by the General Partner, title to all Partnership property shall be held solely in the name of the Partnership. Each Partner irrevocably waives any right to maintain an action for partition of any of the Partnership’s property.

ARTICLE III

CAPITAL ACCOUNTS; CONTRIBUTIONS

3.1. Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Partner in accordance with this Section 3.1.

(a) Each Partner’s Capital Account (a) shall be increased by (i) its Capital Contributions, (ii) the amount of any Partnership liabilities assumed by the Partner or secured by Partnership property distributed to the Partner, and (iii) allocations to the Partner pursuant to this Agreement of Net Income and items of Income; and (b) shall be decreased by (i) the amount of cash and the fair market value (as determined by the General Partner or, if applicable, liquidator) of any other Partnership property distributed to the Partner, (ii) the amount of any liabilities of the Partner assumed by the Partnership or secured by property of the Partner contributed to the Partnership, and (iii) allocations to the Partner pursuant to this Agreement of Net Loss and items of Loss.

(b) Each Partner shall have a single Capital Account that reflects all of its Interests. A permitted transferee of all or part of an Interest shall succeed to the balance of the transferor’s Capital Account to the extent attributable to the Interest transferred.

(c) Code § 752(c) and other applicable provisions of the Code and Treasury Regulations shall be taken into account in determining the amount of any liability for purposes of determining the Capital Accounts of the Partners.

(d) This Section 3.1 and the other provisions of this Agreement relating to the maintenance of the Partners’ Capital Accounts shall be interpreted and applied consistently with the provisions of Treasury Regulations § 1.704-1(b). The General Partner may modify the manner in which Net Income, Net Loss, and items of Income and Loss are allocated to the Partners’ Capital Accounts pursuant to this Agreement to the extent necessary or appropriate to comply with Treasury Regulations § 1.704-1(b), or to reflect unanticipated events, provided that the modification is not reasonably expected to materially effect amounts distributable to any Partner pursuant to Section 11.1(c)(iii).

3.2. Initial Capital Contributions. Each Partner shall make the initial Capital Contribution set forth beside its name on Schedule A.

3.3. Additional Capital Contributions. Subject to the approval of the General Partner, any Limited Partner may make additional Capital Contributions to the Partnership in the form of cash or other property, provided, however, that no Partner shall be required to make additional Capital Contributions.

3.4. Partner Loans. Any Partner or Affiliate of a Partner may, with the consent of the General Partner, loan funds to the Partnership from time to time; provided that any such loans shall be made only on commercially reasonable terms (as determined in good faith by the General Partner).

3.5. Priority. Except as otherwise specifically provided in this Agreement, no Partner shall be entitled to (a) receive any return of or on its Capital Contributions or Capital Account, (b) receive any distribution in a medium other than cash, or (c) priority over any other Partner as to Partnership distributions or allocations of Net Income, Net Loss or items of Income or Loss.

ARTICLE IV

ALLOCATIONS

4.1. Allocations of Net Income or Net Loss. After first giving effect to the special allocations set forth in Section 4.2, Net Income or Net Loss for each Fiscal Year shall be allocated to the Partners in accordance with their respective Distribution Percentages.

4.2. Special Allocations of Items of Income and Loss. Before giving effect to allocations of Net Income or Net Loss pursuant to Section 4.1, the following items of Partnership Income and Loss shall be specially allocated to the Partners as follows and in the following order of priority:

(a) If there is a net decrease in “partnership minimum gain” (as defined in Treasury Regulations § 1.704-2(d)), items of income and gain (determined in accordance with Treasury Regulations § 1.704-2(f)(6))) shall, to the extent required by the Treasury Regulations, be specially allocated to the Partners in an amount equal to each Partner’s share of the net decrease in partnership minimum gain (determined in accordance with Treasury Regulations § 1.704-2(g)). This Section 4.2(a) shall be applied consistently with, and subject to the exceptions contained in, the minimum gain chargeback requirements of Treasury Regulations § 1.704-2(f).

(b) If there is a net decrease in “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations § 1.704-2(i)(2)), items of income and gain (determined in accordance with the provisions of Treasury Regulations § 1.704-2(i)(4)) shall, to the extent required by the Treasury Regulations, be specially allocated to the Partners in an amount equal to each Partner’s share of the net decrease in partner nonrecourse debt minimum gain (determined in accordance with the provisions of Treasury Regulations § 1.704-2(i)(5)). This Section 4.2(b) shall be applied consistently with, and subject to the exceptions contained in, the partner nonrecourse debt minimum gain chargeback requirements of Treasury Regulations § 1.704-2(i)(4).

(c) If a Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be specially allocated to the Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance in the Partner’s Adjusted Capital Account as quickly as possible, provided that an allocation pursuant to this Section 4.2(c) shall be made only to the extent that the Partner has a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(c) were not in this Agreement. This Section 4.2(c) shall be interpreted consistently with Treasury Regulations § 1.704-1(b)(2)(ii)(d).

(d) If a Partner has a deficit balance in its Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) any amount it is obligated to restore pursuant to this Agreement and (ii) any amount the Partner is treated as obligated to restore pursuant to the penultimate sentences of Treasury Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5), items of income and gain in the amount of such excess shall be specially allocated to the Partner as quickly as possible, provided that an allocation pursuant to this Section 4.2(d) shall be made only to the extent that the Partner has a deficit balance in its Capital Account in excess of such amount after all other allocations provided for in this Article IV have been tentatively made as if Section 4.2(c) and this Section 4.2(d) were not in this Agreement.

(e) “Nonrecourse deductions” (as defined in Treasury Regulations § 1.704-2(c)) shall be specially allocated to the Partners in accordance with their respective Distribution Percentages.

(f) “Partner nonrecourse deductions” (as defined in Treasury Regulations § 1.704-2(i)(2)) shall be specially allocated to the Partners who bear the economic risk of loss for the liability to which those deductions are attributable, determined in accordance with the principles of Treasury Regulations § 1.704-2(i)(1).

(g) To the extent an adjustment to the adjusted tax basis of any Partnership asset under Code §§ 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations § 1.704-1(b)(2)(iv)(m), the amount of the Capital Account adjustment shall be treated as an item of Income (if positive) or Loss (if negative) and shall be specially allocated to the Partners consistent with the manner in which their Capital Accounts are required to be adjusted by such Treasury Regulation.

(h) To the extent any allocation of Net Loss would cause or increase a deficit balance in a Limited Partner’s Adjusted Capital Account as of the end of the Fiscal Year for which the allocation is being made, the amount thereof shall instead be allocated to the General Partner.

(i) To minimize any distortions in the manner that the Partners would have shared distributions if the special allocations required by Sections 4.2(a)-(h) (the “Regulatory Allocations”) had not been part of this Agreement, the General Partner may specially allocate to the Partners offsetting items of Income or Loss so that the net amounts allocated to each Partner pursuant to Sections 4.1 and 4.2 (including specifically, Section 4.2(h)) will, to the extent reasonably possible, equal the net amounts that would have been allocated to each Partner pursuant to Section 4.1 if the Regulatory Allocations had never occurred. In exercising its authority hereunder, the General Partner shall consider any expected future Regulatory Allocations which are likely to offset other Regulatory Allocations previously made.

4.3. Other Allocation Rules.

(a) To reflect the varying Interests of the Partners during any Fiscal Year, Net Income or Net Loss and items of Income and Loss shall be determined by the General Partner on a daily, monthly or other basis using any convention or method permitted under Code § 706 and the Treasury Regulations thereunder, provided that gain or loss arising from the sale or other disposition of any Partnership asset shall be allocated to the Persons who were Partners on the date of the sale or other disposition.

(b) Excess nonrecourse liabilities of the Partnership (as defined in Treasury Regulations § 1.752-3(a)(3)) shall be shared among the Partners in accordance with their respective Distribution Percentages.

4.4. Allocations of Taxable Income or Loss.

(a) Except as provided in Section 4.4(b), for each Fiscal Year, items of income, gain, loss and deduction of the Partnership, determined solely for federal income tax purposes, shall be allocated to the Partners in the same manner as each correlative item of Income or Loss and Net Income or Net Loss is allocated to the Partners pursuant to Sections 4.1, 4.2 and 4.3.

(b) In accordance with § 704(c) of the Code and the Treasury Regulations thereunder, solely for federal income tax purposes, items of taxable income, gain, loss and deduction with respect to any Partnership asset having a Book Basis that differs from its adjusted basis for federal income tax purposes shall be allocated among the Partners in a manner that takes into account the amount of such difference at the time it arose. Such allocations shall be made pursuant to any method selected by the General Partner and permitted by Treasury Regulations § 1.704-3.

(c) Allocations pursuant to this Section 4.4 are solely for federal, state and local income tax purposes and shall not affect the Partners’ Capital Accounts.

4.5. Economic Terms to Prevail. The provisions contained in this Article IV are included to reflect the intentions of the Partners to maintain compliance with the Act and the Code. In the event the allocation provisions of this Article IV are inconsistent with the economic terms set forth herein, then it is agreed that the economic terms shall control.

ARTICLE V

DISTRIBUTIONS

5.1. Available Cash from Operations. Except as provided in Section 11.1(c), Available Cash from Operations may be distributed to the Partners at such time or times as the General Partner in its sole discretion may determine, in the following order of priority:

(a) First, in repayment of any loans to the Partnership described in Section 3.4; and

(b) Second, to the Partners in proportion to their respective Distribution Percentages, as applicable.

5.2. Distributions of Net Capital Proceeds. Except as provided in Section 11.1(c), Net Capital Proceeds may be distributed to the Partners at such time or times as the General Partner in its sole discretion may determine, in the following order of priority:

(a) First, in repayment of any loans to the Partnership described in Section 3.4;

(b) Second, to the General Partner and the Limited Partners in proportion to and to the extent of their Unreturned Capital Contributions; and

(c) Third, to the Partners in proportion to their respective Distribution Percentages, as applicable.

5.3. Withholding. Notwithstanding any provision of this Agreement to the contrary, the General Partner may withhold and remit to the applicable taxing authority all amounts required by any local, state, federal or foreign law to be withheld and remitted by the Partnership with respect to a Partner on account of dispositions of Partnership property, distributions to a Partner or allocations to a Partner of items of Partnership taxable income, gain, loss, deduction or credit. Each Partner shall timely provide to the General Partner all information, forms and certifications necessary or appropriate to enable the General Partner and the Partnership to comply with any such withholding obligation and represents and warrants to the Partnership and the General Partner that the information, forms and certifications furnished by it shall be true and correct at the time so furnished. Each Partner shall, upon demand, indemnify the Partnership for any amounts so withheld and remitted by the Partnership in respect of the Partner from sources other than current distributions to the Partner, together with any related costs, expenses, interest, penalties, additional amounts and additions to tax incurred by the Partnership.

ARTICLE VI

TRANSFERS; ADDITIONAL INTERESTS

6.1. Transfers Prohibited. Except as otherwise provided in this Article, no Partner shall Transfer all or any part of its Interest. A Transfer made in contravention of this Article shall not be recognized by the Partnership. Any Person making or attempting to make a Transfer in contravention of this Article shall indemnify and hold harmless the Partnership and the other Partners from all losses, costs, expenses, damages and liabilities (including professional fees) incurred in connection with the Transfer or attempted Transfer.

6.2. Permitted Transfers.

(a) A Limited Partner may Transfer all or part of its Interest as a Limited Partner only (i) to the General Partner or a Person (including the Partnership) designated by the General Partner, (ii) to any successor to the business or assets of the Limited Partner; (iii) to an Affiliate of the Limited Partner; or (iv) pursuant to a Transfer approved by the General Partner in its sole and absolute discretion.

(b) The General Partner may Transfer all or part of its Interest as General Partner only (i) to an Affiliate of the General Partner, (ii) to any successor to the business or assets of the General Partner, or (iii) pursuant to a Transfer approved by a Majority Interest. Upon a Transfer permitted by this Section 6.2(b), unless otherwise specified in the instruments evidencing the Transfer, the transferee shall automatically become a substituted or additional General Partner without the requirement of any action on the part of the Limited Partners. If there is ever more than one General Partner, they shall, unless otherwise agreed among them, act unanimously.

6.3. Other Conditions. Notwithstanding Section 6.2, a Transfer of a Limited Partner’s Interest shall not be permitted or recognized, and no transferee thereof shall be admitted as a substituted Limited Partner pursuant to Section 6.5, until each of the following conditions has been satisfied or, in the sole discretion of the General Partner, waived:

(a) the offer and Transfer of the Interest shall have been registered or qualified under the Securities Act, and any applicable state, local or foreign securities laws, or the General Partner shall have been provided a written opinion, satisfactory in content to the General Partner from counsel satisfactory to the General Partner, to the effect that the offer and Transfer of the Interest is exempt from such requirements;

(b) the Transfer shall not (i) impair the ability of the Partnership to continue to be classified as a partnership under the Code, (ii) result in a termination of the Partnership under § 708(b)(1)(B) of the Code (unless the General Partner determines that such would not have a material adverse effect on any Limited Partner), (iii) cause or be likely to cause the Partnership to be subject to taxation as a “publicly traded partnership” within the meaning of Code § 7704(a)

and the Treasury Regulations thereunder, (iv) cause the Partnership to be in material breach or default under any instrument or agreement to which it is bound, (v) cause the Partnership to be in material violation of any federal, state, local or foreign non-securities law to which it is subject, or (vi) cause the Partnership to forfeit any material right, privilege, franchise, license, permit or similar right; and

(c) the General Partner shall have received, in form and content reasonably satisfactory to it (i) a true and complete copy of the instruments or documents effecting or evidencing the transfer, (ii) the written agreement of the transferee agreeing to be bound by this Agreement, setting forth the notice address of the transferee and containing such other representations, warranties, terms and conditions as the General Partner may require, (iii) the transferee’s taxpayer identification number and all other information required by the Partnership to comply with any provision of the Code and Treasury Regulations, and (iv) reimbursement of all costs and expenses incurred by the Partnership in connection with the transfer or admission.

6.4. Recognition of Transfers. Notwithstanding any other provision of this Article VI, the Partnership shall not be obligated to recognize a Transfer until the transferor has given written notice thereof to the General Partner and the General Partner has recognized the transferee as the record holder of the Interest. For purposes of making distributions and allocations, and determining the Partners entitled to vote or consent with respect to a matter, the Partnership shall recognize a Transfer made in accordance with this Article VI no later than the end of the calendar month during which it receives notice of the transfer and all conditions to the Transfer set forth in Section 6.3 have been satisfied or waived. Until such time, all allocations and distributions shall be made to, and all votes and consents shall be had from, the Person that is reflected in the books and records of the Partnership as the record owner of the Interest.

6.5. Substituted Limited Partners. A transferee of a Limited Partner’s Interest shall be entitled to be admitted to the Partnership as a Limited Partner only if (a) the right to such admission was assigned to the transferee, (b) the General Partner has consented to such admission, which consent may be given, withheld or conditioned in the sole discretion of the General Partner, for any reason or no reason, (c) the Transfer was permitted by the provisions of this Article VI, and (d) all of the conditions set forth in Section 6.3 have been satisfied or, in the sole discretion of the General Partner, waived.

6.6. Unadmitted Assignees. Unless the transferee of an Interest has been admitted to the Partnership as a Partner in accordance with Sections 6.5 or 6.2(b), the rights of the holder with respect to the Interest shall be limited solely to the right to receive allocations and distributions pursuant to Article IV and Article V and Section 11.1(c)(iii), to the extent those rights were assigned to the holder, and the holder shall not be entitled to further Transfer such Interest except in compliance with the provisions of this Article VI. Without limiting any other legal or equitable remedies of the Partnership, any distributions otherwise payable to the holder of an Interest received in a Transfer not made in accordance with the provisions of this Article VI but which the Partnership is required by law to recognize may be applied to satisfy any debts or liabilities (including for damages) that the transferor or transferee of the Interest may owe to the Partnership.

6.7. Death or Legal Incapacity. Notwithstanding any other provision of this Article VI, upon the death or legal incapacity of a Limited Partner who is a natural Person, the Limited Partner’s executor, administrator, guardian, conservator or other legal representative may exercise all of the Limited Partner’s rights and powers for the sole purpose of settling the Limited Partner’s estate or administering the Limited Partner’s property.

6.8. Additional Limited Partners. Additional Limited Partner Interests (including options, warrants, convertible debt instruments and other rights to acquire such Interests) may be issued by the Partnership and additional Persons may be admitted to the Partnership as additional Limited Partners only on such terms and conditions as the General Partner has approved. The General Partner shall reflect the issuance of any such additional Interests in an amendment to this Agreement and, if required, the Certificate (each of which need be executed only by the General Partner) setting forth any changes to this Agreement necessary or appropriate to reflect the issuance of such additional Interests or the creation of additional classes of such Interests.

ARTICLE VII

POWERS, RIGHTS AND DUTIES OF THE GENERAL PARTNER

7.1. Management of the Partnership. Except when the action of the Limited Partners is expressly required by this Agreement or any nonvariable provision of the Act, the General Partner shall have full, complete and exclusive authority to manage the Partnership’s business, affairs and properties and to make all decisions related thereto, including, in the name of or on behalf of the Partnership, to:

(a) open and maintain bank accounts, draw checks or other orders thereon, and designate Persons with authority to act in respect thereof;

(b) enter into, and exercise and perform all rights, duties and obligations of the Partnership under, all agreements, certifications, instruments and other documents necessary or appropriate in the management of the Partnership’s affairs, including in connection with the acquisition, installation, financing, refinancing, improvement, repair, maintenance, leasing, licensing, disposition or encumbrance of all or any portion of the Pipeline Assets or other Partnership properties;

(c) enter into gas gathering agreements, gas marketing agreements, transportation agreements, management agreements, surface lease agreements, right-of-ways, servitudes and any other agreement the General Partner deems necessary or appropriate in connection with operating and maintaining existing Pipeline Assets or acquiring new Pipeline Assets;

(d) take any action and enter into any agreement the General Partner deems necessary or appropriate in connection with the drilling and maintenance of salt water disposal wells and the disposal of salt water into such wells;

(e) acquire, utilize, encumber or dispose of any personal property necessary or appropriate to the accomplishment of the purposes of the Partnership;

(f) borrow funds for Partnership purposes and grant mortgages and other security interests in Partnership properties as security therefor;

(g) engage engineers, architects, consultants, brokers, attorneys, accountants and other professionals on behalf of the Partnership;

(h) purchase contracts of insurance insuring the Partners, the Partnership and the Partnership’s properties, employees and agents against loss of any nature, including liability insurance covering the acts and omissions of the General Partner and its Affiliates with respect to the Partnership; and

(i) enter into and perform all other agreements and undertakings as the General Partner may deem necessary, appropriate or incidental to the accomplishment of the Partnership’s purposes.

7.2. Restrictions on General Partner’s Activities. Notwithstanding Section 7.1, the General Partner shall not do any of the following:

(a) cause or permit the Partnership to engage in any activity that is not consistent with the purposes of the Partnership;

(b) possess Partnership assets, or assign rights in specific Partnership assets, for other than a Partnership purpose;

(c) take any action that would subject any Limited Partner to liability as a general partner in any jurisdiction; or

(d) cause the Partnership to enter into any agreement or take any other action for which the approval of the Limited Partners is required elsewhere in this Agreement.

7.3. Certain Information. The General Partner shall keep the Limited Partners informed of all material matters relating to the Pipeline Assets and the business of the Partnership, including any known or expected defaults under any loan to the Partnership. The General Partner will, upon request by a Limited Partner and at the Partnership’s reasonable expense, provide the Limited Partners with copies of:

(a) all material correspondence to or from any governmental authority relating to the Pipeline Assets;

(b) all written offers for the purchase or other acquisition of all or any portion of the Pipeline Assets (whether in the form of a contract, letter of intent or otherwise); and

(c) all other material documents and information with respect to the Partnership or the Pipeline Assets that a Limited Partner may reasonably request.

7.4. Reliance by Third Parties. Any Person dealing with the Partnership (other than a Partner) may rely conclusively upon the authority of the General Partner to take any action in the name of the Partnership without any obligation to inquire into the provisions of this Agreement.

7.5. General Partner’s Time. The General Partner shall be required to devote only so much of its time to the Partnership as the Partnership’s business and affairs reasonably require.

7.6. Compensation and Fees; Expenses. The Partnership shall pay or reimburse the General Partner and its Affiliates the costs of organizing the Partnership and all direct, out-of-pocket costs and expenses incurred by the General Partner and its Affiliates in connection with the conduct of the Partnership’s business and affairs.

7.7. Conflicting Interests. The General Partner and its Affiliates may become affiliated in any way with any business or venture and engage in any activity they may choose, whether are not competitive with the Partnership’s business and activities. The General Partner and its Affiliates are not required to offer any interest in any such business, venture or activity to the Partnership or any other Partner.

7.8. Limitation of Liability of General Partner and Affiliates. The General Partner or its Affiliates shall be liable for errors or omissions with respect to the Partnership’s affairs only in the case of bad faith, gross negligence or willful misconduct. The General Partner and its Affiliates may consult with professional advisors selected with due care, and shall not be liable for any act or omission in good faith reliance thereon.

7.9. Indemnification of General Partner and Affiliates. To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless the General Partner, its Affiliates and the respective officers, directors, managers, partners, members, employees and agents of each, from and against all losses, costs, liabilities, damages and expenses (including costs of suit and attorneys’ fees) incurred by any of them in connection with the conduct of the Partnership’s affairs or the performance of any of the General Partner’s responsibilities (SPECIFICALLY INCLUDING THE INDEMNITEE’S SOLE, PARTIAL OR CONCURRENT NEGLIGENCE AND UNDER THEORIES OF STRICT LIABILITY), and the Partnership shall advance expenses associated with the defense of any related action. Notwithstanding the foregoing, (a) the Partnership shall not indemnify any Person in respect of any action or inaction constituting bad faith, gross negligence or willful misconduct, and (b) satisfaction of any obligation of the Partnership pursuant to this Section 7.9 shall be from and limited to Partnership assets.

ARTICLE VIII

POWERS, RIGHTS AND DUTIES OF LIMITED PARTNERS

8.1. Limitation of Liability of Limited Partners. A Limited Partner in its capacity as such shall not be personally liable for the obligations and liabilities of the Partnership beyond the amount of its required Capital Contributions; provided that if a Limited Partner receives a distribution prohibited by Section 153.210 of the Act and the Limited Partner knew that the distribution was so prohibited, the Limited Partner shall be liable for the return of the distribution to the Partnership.

8.2. Participation in Management. Except as otherwise specifically provided in this Agreement, a Limited Partner shall not participate in the operation, management or control of the business of the Partnership, transact any business in the name of the Partnership or bind the Partnership in any manner.

8.3. Action of the Limited Partners; Meetings.

(a) Except as otherwise specifically provided by this Agreement or any nonvariable provision of the Act, the action of the Limited Partners, whether by written consent or at a meeting of the Partners, shall be had by the action of a Majority Interest.

(b) Meetings of the Limited Partners to vote upon any matters on which the Limited Partners are authorized to take action under this Agreement or as the same may be amended from time to time may be called at any time by the General Partner or by a Majority Interest by delivering written notice, either in person or by certified mail, of such call to the General Partner. Within ten (10) days following receipt of such request, the General Partner shall cause a written notice to be given, either in person or by certified mail, to the Limited Partners entitled to vote advising them that a meeting, convenient to the Limited Partners, will be held at a time and place fixed by the General Partner. Such meeting will be held not less than ten (10) days nor more than sixty (60) days after the mailing of the notice of the meeting. Included with the notice of the meeting shall be a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the Limited Partners and of any proposed amendments to this Partnership Agreement, as the same may from time to time be amended. Meetings may be held at any time during normal business hours at the principal office of the Partnership or the General Partner, or such other place as may have been approved by a Majority Interest or may be conducted by means of telephone conference or similar communications equipment whereby all persons participating in the meeting can hear and speak to each other. A quorum shall not be required as a prerequisite to the conduct of any meeting of the Limited Partners. Limited Partners may waive notice of or attendance at the meeting and may vote in Person, by proxy, by written consent or by telephone or other communication device. Attendance at a meeting shall constitute waiver of notice of the meeting. A representative of the General Partner shall chair the meeting and shall conduct the meeting under such rules as he or she may reasonably determine.

ARTICLE IX

BOOKS AND RECORDS; REPORTS; TAX MATTERS

9.1. Books and Records. The General Partner shall cause separate books of account for the Partnership to be maintained that reflect a true and accurate record of the Partnership’s assets and liabilities and all costs and expenses incurred, charges made, credits made and received and income derived in connection with the conduct of the Partnership’s business and affairs. For purposes of determining Net Income, Net Loss, Income and Loss and otherwise maintaining the Partners’ Capital Accounts, the books of account of the Partnership shall, except as otherwise provided in this Agreement, be maintained in accordance with federal income tax principles consistently applied and, in the General Partner’s sole discretion, the cash (if permitted by the Code) or accrual method of accounting. Each Limited Partner, its designated agents or employees, at the Limited Partner’s cost and expense, shall have the right at all reasonable times during usual business hours to audit, examine and make copies of or extracts from the books of account, records, files and bank statements of the Partnership, to have access to the Pipeline Assets and to examine all agreements, instruments, plans and specifications relating to the Pipeline Assets. The General Partner shall cause to be maintained at the Partnership’s principal office the records required by Section 153.551 of the Act to be maintained there.

9.2. Financial Reports. Within a reasonable time after the end of each Fiscal Year, the General Partner shall cause the Partnership to provide to each Limited Partner (a) unaudited financial statements of the Partnership prepared in accordance with GAAP for and as of the end of the Fiscal Year, including a balance sheet, income statement, cash flow statement and statement of changes in the Partner’s capital accounts from the last day of the preceding Fiscal Year, and (b) a statement reconciling the capital accounts of the Partners reflected in such financial reports to the Capital Accounts of the Partners maintained in accordance with this Agreement. The Partnership shall also provide to the Limited Partners on a monthly basis an unaudited balance sheet and income statement of the Partnership.

9.3. Tax Returns and Reports. The General Partner shall cause to be prepared and filed the annual federal information tax return of the Partnership and all other returns or reports required of the Partnership by any federal, state, local or foreign tax authority. The General Partner shall cause a copy of the Partnership’s annual federal information tax return, together with all information required by the Treasury Regulations to be furnished to the Limited Partners to enable them to prepare their individual federal income tax returns.

9.4. Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Partnership for purposes of Code § 6231(a)(7). The tax matters partner shall keep the Partners informed of all administrative and judicial proceedings, as required by Section 6623(g) of the Code, and shall promptly furnish to each Partner a copy of each notice or other communication received by the tax matters partner from the Internal Revenue Service (except notices or communications sent directly to a requesting Partner by the Internal Revenue Service). Each Person (a “Pass-Through Partner”) that holds or controls an Interest as a Limited Partner on behalf of, or for the benefit of, another Person or Persons, or that is beneficially owned, directly or indirectly, by another Person or Persons, shall, within thirty (30) days following receipt from the tax matters partner of any notice, demand, request for information or similar document, convey that notice or other document in writing to all holders of beneficial interests in the Partnership holding such Interest through the Pass-Through Partner. The expenses of the tax matters partner shall be borne by the Partnership. If the Partnership is the subject of any audit or other administrative or judicial proceeding relating to taxes or tax or information returns of the Partnership, the tax matters partner is exclusively authorized to act for, and its decision shall be final and binding upon, the Partnership and each Partner.

9.5. Consistent Reporting; Tax Elections. The Limited Partners shall not take any position on their individual income tax returns inconsistent with the reporting of items on the Partnership’s related information tax returns, except as permitted by the Code. No election shall be made by or on behalf of the Partnership for federal income tax purposes to be classified as an association taxable as a corporation or to be excluded from the application of the provisions of subchapter K of Chapter 1 of the Code. All other tax elections available to the Partnership may be made in the sole discretion of the General Partner.

ARTICLE X

WITHDRAWAL, WINDING UP AND LIQUIDATION

10.1. Withdrawal of Limited Partner. Except by reason of the transfer of all of its Interest to another Partner, the Partnership or a person admitted as a substituted Limited Partner pursuant to Section 6.5, a Limited Partner has neither the right nor the power to withdraw from the Partnership prior to the completion of its winding up.

10.2. Withdrawal of General Partner. Except as provided in Section 6.2(b), the General Partner has the right to withdraw as General Partner only with the consent of and upon such terms and conditions as have been approved by a Majority Interest.

10.3. Winding Up. The Partnership shall be wound up upon:

(a) the expiration of its term as provided in Section 2.2;

(b) the bankruptcy, dissolution, termination of existence or occurrence of any other event of withdrawal of a General Partner described in Section 153.155 of the Act, unless (i) there remains at least one General Partner that continues the Partnership’s business, or (ii) within ninety (90) days after the event of withdrawal, a Majority Interest agree in writing to continue the Partnership’s business and to the appointment, effective as of the date of the withdrawal, of one or more new General Partners

(c) the sale, exchange, transfer or other disposition of all or substantially all of the Pipeline Assets; and

(d) any other event that, under this Agreement or the Act, requires the winding up of the Partnership, except as otherwise provided herein.

10.4. Conversion of General Partner’s Interest. If pursuant to Section 10.3(b), the Partnership is continued and not dissolved upon the occurrence of an event of withdrawal of a General Partner, the Interest of the withdrawn General Partner shall automatically be converted to a special Limited Partner Interest effective as of the date of the event of withdrawal, with the same Capital Account and rights to participate in distributions and allocations pursuant to this Agreement as existed immediately before such conversion. Such conversion shall not release the former General Partner from any liabilities of the Partnership existing prior to such conversion nor prejudice any other rights or causes of action at law or in equity that the Partnership or the Limited Partners may have against the former General Partner as a result of any wrongful withdrawal. Following such conversion, the Partnership may withhold and retain the amount of any damages that result from a wrongful withdrawal by the former General Partner from any distributions that would otherwise be payable to the former General Partner under this Agreement.

10.5. Liquidation. Upon winding up of the Partnership, unless the Partnership is continued pursuant to the provisions of this Agreement, the General Partner (or a liquidating trustee selected by a Majority Interest) shall proceed with the winding up of the business and the liquidation of the Partnership as set forth under Article XI.

ARTICLE XI

DISTRIBUTIONS ON LIQUIDATION

11.1. Liquidation and Termination.

(a) In the event of the winding up of the Partnership in accordance with Section 10.3, unless the remaining Partners, if any, elect to continue the business of the Partnership as provided by the terms of this Agreement, the General Partner or the liquidating trustee of the Partnership shall proceed with the winding up of the affairs of the Partnership. Upon the winding up of the Partnership, no further business shall be conducted, except for such action as shall be necessary for the winding up of the affairs of the Partnership and the distribution of its assets to the Partners pursuant to the provisions of this Article XI. The General Partner or the liquidating trustee shall proceed diligently to wind up the affairs of the Partnership and make final distributions provided herein. The costs of liquidation shall be borne as a Partnership expense. Until final distribution and termination of the Partnership, any liquidating trustee shall continue to operate the Partnership with all the power and authority of the General Partner. The General Partner shall act as liquidating trustee or may appoint in writing one or more liquidating trustees who shall have full authority to wind up the affairs of the Partnership and to make final distribution as provided herein; provided, however, that if the Partnership is dissolved by an act which constitutes a breach of this Agreement by the General Partner, the Limited Partners shall, by a vote of the Majority Interest, designate a party to act as the liquidating trustee. The liquidating trustee may be a Partner so long as the Partner is not in breach of its obligations under this Agreement.

(b) Upon winding up of the Partnership, the General Partner or the liquidating trustee may sell any or all Partnership property, at the best cash price available or it may distribute those properties in kind.

(c) The General Partner or the liquidating trustee shall, to the extent a Partner’s Capital Account balance (as adjusted by Section 11.2) is not reduced to a negative number by virtue of a liquidating distribution pursuant to this Section 11.1(c) and the subsections of this Section 11.1(c) below, apply and distribute the assets of the Partnership as follows:

(i) First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors of the Partnership (including Limited Partners, except in respect of distributions), including all expenses of winding up and liquidation;

(ii) Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner; and

(iii) Third, the balance, if any, to the General Partner and Limited Partners in accordance with their positive Capital Account balances, after giving effect to all contributions, distributions, and allocations for all periods, including the distributions under the foregoing provisions of this Section 11.1(c).

(d) If the General Partner or the liquidating trustee and a Majority Interest agree, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to Section 11.1(c) may be:

(i) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the General Partner or the liquidating trustee, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(ii) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.

11.2. Compliance with Timing Requirements of Regulations. In the event the Partnership is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, (a) distributions shall be made pursuant to this Article XI to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Section 1.704-(b)(2)(ii)(b)(2) of the Regulations, and (b) if the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations. If any Limited Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

11.3. Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XI, in the event the Partnership is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations but it has not wound up pursuant to Section 10.3, the Partnership shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the property in kind to the General Partner and Limited Partners, who shall be deemed to have assumed and taken such property subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the General Partner and Limited Partners shall be deemed to have recontributed the property in kind to the Partnership, which shall be deemed to have assumed and taken such property subject to all such liabilities.

11.4. Certificate of Termination. Upon completion of the distribution of Partnership assets as provided herein, the Partnership shall be terminated, and the General Partner or the liquidating trustee shall cause the filing with the Secretary of State of a certificate of termination and take such other actions as may be necessary to terminate the Partnership.

ARTICLE XII

REPRESENTATIONS OF THE PARTNERS

12.1. Organization and Existence. Each Partner who is not a natural Person represents to each of the other Partners and the Partnership that (a) the Partner is and will remain duly organized and validly existing under the applicable laws of its state of organization, (b) the Partner is and will remain qualified to do business and in good standing in all jurisdictions in which the nature of its business or the ownership of its assets makes such qualification necessary, (c) the Partner has all requisite power and authority to enter into this Agreement, (d) the execution, delivery and performance of this Agreement by the Partner have been duly authorized by all necessary action, (e) this Agreement is the legal, valid and binding obligation of the Partner, enforceable in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally), and (f) the execution, delivery and performance of this Agreement by the Partner does not and will not violate, conflict with or constitute a default under (i) the Partner’s governing documents, (ii) any instrument or agreement to which it is a party or by which any of its assets are bound, or (iii) any law, rule, regulation, order, writ, judgment, decree, determination or award applicable to the Partner or its assets.

12.2. Securities Laws. Each Limited Partner represents to each of the other Partners and the Partnership that (a) it is acquiring its Interest as a principal and for its own account, for investment purposes only and not with a view to, or for sale in connection with, any distribution of such Interest, nor with any present intention of distributing or selling such Interest, (b) it will not Transfer, or attempt to Transfer, its Interest or any part thereof in violation of the Securities Act, or any other applicable federal or state securities law, (c) it has been advised that (i) the issuance of an Interest to it has not been registered with the Securities and Exchange Commission under the Securities Act or registered with any state agency under applicable state securities laws, in reliance upon an exemption from such registration, and (ii) it must bear the economic risk of the acquisition of the Interest for an indefinite period of time because it may not offer, sell, Transfer or otherwise dispose of the Interest unless the offer, sale, Transfer or other disposition has been registered under the Securities Act and any applicable state securities laws or, in the opinion of counsel (acceptable to the General Partner), such offer, sale, Transfer or other disposition is otherwise exempt from registration under the Securities Act and applicable state securities laws, and otherwise complies with the restrictions on Transfer set forth in this Agreement, and (d) it understands that the Partnership is under no obligation to register the offer, sale, Transfer or other disposition of the Interest or to take any other action necessary in order to make compliance with an exemption from registration available.

12.3. Pending or Threatened Litigation. Each Partner represents to each of the other Partners and the Partnership that there are no actions, suits or proceedings pending or, to its knowledge, threatened against the Partner in any court or by or before any governmental authority, or any arbitrator, in which there is a reasonable possibility of an adverse decision that could reasonably be expected to materially and adversely affect the business, operations, properties, assets, or condition (financial or otherwise) of the Partnership, or the ability of the Partner to perform its obligations under this Agreement.

12.4. ERISA. Each Partner represents to each of the other Partners and the Partnership that (a) it is not acquiring and has not acquired its Interest with assets of an employee benefit plan subject to Title I of ERISA, and (b) its acquisition and holding of its Interest pursuant to this Agreement will not result in or create a “prohibited transaction,” as defined in § 4975(c) of the Code, cause the Partnership to be a “disqualified Person,” as defined in § 4975(e)(2) of the Code, or a “party in interest,” as defined in § 3(14) of ERISA.

12.5. Survival; Indemnity. The representations and warranties of each Partner pursuant to this Article XII shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and shall continue in effect indefinitely thereafter. Each Partner shall indemnify and hold harmless the Partnership and each other Partner from and against any and all losses, costs, expenses (including professional fees), liabilities and damages resulting or arising from any breach of such representations by the indemnifying Partner.

ARTICLE XIII

POWER OF ATTORNEY

13.1. Grant of Power. Each Limited Partner, by the execution or adoption of this Agreement or by authorizing its execution or adoption on its behalf, irrevocably constitutes and appoints the General Partner, and any additional or successor General Partner, with full power of substitution and resubstitution, its true and lawful attorney and agent, with full power and authority for it and in its name, place, and stead to execute, certify, acknowledge, swear to, file, and record in the appropriate public offices (a) this Agreement, (b) all amendments thereto that have been adopted in accordance with this Agreement, (c) all Certificates, and (d) all other agreements, certificates, instruments and other documents that the General Partner reasonably deems necessary or appropriate to conduct the Partnership’s business and affairs and that have been executed, adopted or otherwise put into effect in accordance with the provisions of this Agreement and the Act. Each Limited Partner authorizes such attorney-in-fact to take any further action it may reasonably consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing as fully as such Limited Partner might or could do if Personally present.

13.2. Duration; Reliance. The power of attorney granted in Section 13.1 shall be deemed to be coupled with an interest and irrevocable, and shall survive an assignment by a Limited Partner of all or part of its Interest (except that if the assignee is admitted as a Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling such attorney-in-fact to execute, acknowledge, swear to and file any agreement, certificate, instrument or document necessary to effect such admission), and the death, incompetency or termination of existence of the Limited Partner. Any Person dealing with the Partnership may conclusively presume and rely upon the fact that any document executed by the attorney and agent herein appointed is regular and binding without further inquiry.

ARTICLE XIV

MISCELLANEOUS

14.1. Notices. All notices, consents, approvals, demands, requests and other communications which may or are required to be given under this Agreement shall be in writing and shall be sent by courier, facsimile or other means, or by United States mail, registered or certified, return receipt requested, postage prepaid. Communications to the Partnership shall be addressed to the Partnership at the address of its principal office. Communications to a Partner shall be addressed to the Partner at the address of the Partner set forth on Schedule A or such other address notice of which has been delivered to the Partnership and the Partners as provided in this Section. Communications hereunder shall be deemed to have been given three days after deposit in the United States mail as herein provided, or when actually received by the addressee if given by other means.

14.2. Facsimile Signatures. A photographic, photostatic, facsimile or similar reproduction of a writing signed by a Person, shall be regarded as signed by the Person for all purposes of this Agreement.

14.3. Offset. The Partnership may offset and deduct any sums due it from a Partner from the amount of any distribution or other payment to a Partner.

14.4. Construction. Unless otherwise required by the context, as used herein (a) the gender of words includes the masculine, feminine, and neuter genders, (b) the singular includes the plural (and vice versa), (c) the words include, including and similar derivations are without limitation, (d) the words herein, hereinafter and similar derivations refer to this Agreement as a whole, and (e) captions are for reference only and shall not affect the interpretation of this Agreement.

14.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same agreement. Signature pages to any counterpart may be detached, executed and attached to a single counterpart with the same force and effect as if all parties had executed a single signature page hereof.

14.6. Amendments to Agreement. Any amendments to this Agreement shall be in writing and may be adopted only with the consent of the General Partner. Notwithstanding the preceding sentence, the consent of each affected Limited Partner must be obtained for any amendment that would (i) adversely affect the Limited Partner’s rights to distributions (other than as a result of the admission of additional Limited Partners in accordance with this Agreement), (ii) increase the Limited Partner’s Capital Contribution obligation, (iii) eliminate or decrease the limited liability of the Limited Partner, (iv) amend the provisions of this Section, or (v) lower the threshold required by this Agreement for obtaining any vote or consent of the Limited Partners.

14.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLE THAT MIGHT REFER SUCH GOVERNANCE OR CONSTRUCTION TO THE LAWS OF ANOTHER JURISDICTION.

14.8. Mergers.

(a) The Partnership may merge with one or more corporations, business trusts or associations, real estate investment trusts, limited liability companies, common law trusts or unincorporated businesses, including, without limitation, a general partnership or limited partnership, formed under the laws of the State of Texas or any other state of the United States of America, pursuant to a written plan of merger (“Plan of Merger”) in accordance with this Section. The Plan of Merger shall contain all of the information required to be contained therein by the Act and the laws of any other applicable state.

(b) Any merger of the Partnership pursuant to this Section requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger, the General Partner shall approve the Plan of Merger.

(c) The General Partner of the Partnership, upon its approval of the Plan of Merger, shall direct that a copy of the Plan of Merger be submitted to a vote of the Limited Partners whether at a meeting or by written consent, in either case in accordance with the requirements of Section 8.3. The Plan of Merger shall be approved upon receiving the affirmative vote or consent of a Majority Interest. After such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to subsection (d) below, the merger may be abandoned pursuant to provisions therefor, if any, set forth in the Plan of Merger.

(d) Upon the required approval by the General Partner and the Limited Partners of a Plan of Merger, a certificate of merger shall be executed and filed with the Secretary of State of the State of Texas in conformity with the requirements of the Act.

(e) Upon the effective date of the certificate of merger, the merger shall have the effects specified in the Act and in the Plan of Merger. A merger effected pursuant to this Section shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

14.9. Binding Effect. Except as otherwise expressly provided herein, (a) this Agreement shall be binding upon and inure to the benefit of only the Partners, their heirs, legal representatives, successors and permitted assigns, and (b) no provision hereof shall be construed as benefiting any creditor of the Partnership or a Partner, or other third-party.

14.10. Severability. If any provision of this Agreement is held to be illegal or unenforceable, the remaining provisions shall be enforced and applied as if the illegal or unenforceable provision was not a part of this Agreement.

14.11. Integration. This Agreement contains the entire understanding among the Partners, and supersedes any prior agreements, understandings, inducements, representations and conditions, expressed or implied, written or oral, among them respecting the subject matter hereof.

14.12. Waivers. Neither the failure nor the delay on the part of the Partnership or any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof. No waiver shall be effective unless it is in writing and is signed by the Person asserted to have granted the waiver.

14.13. Further Assurances. Each Partner shall execute and deliver any additional documents and instruments and perform any additional acts required or appropriate to effectuate the provisions of this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

GENERAL PARTNER: Longwood Gathering and Disposal Systems, Inc.

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran Chairman and Chief Executive Officer

LIMITED PARTNER: Matador Resources Company

By:	/s/ David E. Lancaster
David E. Lancaster Vice President and Chief Financial Officer

SCHEDULE A

PARTNER ADDRESSES, INITIAL CAPITAL CONTRIBUTIONS

AND

DISTRIBUTION PERCENTAGES

Name & Address	Initial Capital Contributions	Distribution Percentages (%)
Matador Resources Company 5400 LBJ Freeway, Suite 1500 Dallas, Texas 75240	Pipeline Assets having a value of $5,209,479.00	99.99%

Longwood Gathering and Disposal Systems, Inc. 5400 LBJ Freeway, Suite 1500 Dallas, Texas 75240	$521.00	0.01%

TOTAL	$5,210,000.00	100.00%